Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	734-757-1557
News Media: Gary Frantz	734-757-1558
CON-WAY INC. ELECTS NEW BOARD MEMBERS
ANN ARBOR, Mich. - June 18, 2015 -- Con-way Inc. (NYSE: CNW) announced that Gretchen W. McClain and Matthew J. Espe have been appointed to the Con-way Inc. Board of Directors. The appointments were effective June 16.
The addition of Ms. McClain and Mr. Espe, along with the recent election to the Board of Wayne R. Shurts at the company’s annual shareholders’ meeting last month, brings the size of Con-way’s Board of Directors to 13 members.
“We are pleased to welcome these new members to our Board,” said Roy W. Templin, chairman of Con-way’s Board of Directors. “The diversity of industry experience, business acumen and backgrounds that Gretchen, Matthew and Wayne bring to our Board will provide valuable insights and perspectives that complement our Board’s current composition.”
Mr. Templin added that these additions reflect the Board’s efforts to effectively manage transitions in the next two years as several long-time Directors come off the Board upon reaching the mandatory retirement age in Con-way’s corporate governance guidelines.
Ms. McClain is the former president, chief executive officer and a member of the Board of Directors of Xylem Inc. (NYSE:XYL), a $3.9 billion global water technology company with operations in more than 150 countries that provides industry-leading brands and water solution products. She previously held executive positions with ITT Corporation, Honeywell International Inc. and the National Aeronautics and Space Administration. She currently serves on the boards of Booz Allen Hamilton Inc. and AMETEK, Inc.
Mr. Espe has been chief executive officer, president, principal executive officer and a member of the Board of Directors of Armstrong World Industries Inc. (NYSE:AWI) since 2010. AWI is a $2.7 billion global producer of flooring products and ceiling systems for use primarily in the construction and renovation of residential, commercial and institutional buildings. Prior to AWI, from 2002 to 2010 Mr. Espe was chairman and chief executive officer of IKON Office Solutions, Inc., a $4.0 billion document management company. He previously held executive leadership positions with GE Lighting, GE Plastics Europe and several other General Electric operating companies. His previous Board experience includes Unisys Corporation, Graphic Packaging Holding Co. and IKON Office Solutions, Inc.
Mr. Shurts has been executive vice president and chief technology officer of Sysco Corporation (NYSE:SYY) since 2012. Sysco is the largest North American distributor of food and related products primarily for the foodservice, restaurant and grocery industries, and operates extensive in-house and contracted trucking fleets and transportation management systems. He previously served in executive positions with Supervalu Inc., Cadbury and Nabisco Brands Inc.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.8 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.